UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 29, 2005

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	1- 4311	11-1541330
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

2200 Northern Boulevard, East Hills, NY		11548
(Address of principal executive offices)		(Zip Code)

(516) 484-5400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 Entry into a Material Definitive Agreement.

      On August 29, 2005, the Compensation Committee of the Board of Directors of Pall Corporation (the “Registrant”) approved amendments to the Pall Corporation Supplementary Pension Plan as well as amendments to an Employment Agreement with Marcus Wilson, the Registrant’s president and chief financial officer.

     The Pall Corporation Supplementary Pension Plan was amended in several respects. The first change was made in order to comply with the deferred compensation rules of section 409A of the Internal Revenue Code. Specifically, any monthly pension payments that are delayed under this rule will be made on the date on which the required six-month delay period expires or, if the participant should die before then, within seven business days of the date on which the Registrant is notified in writing of the participant’s death. Another change made to the plan allows for a person to become vested in the plan if they have been with the Registrant for more than twenty-five years, regardless of whether the person had actually been a member of the plan for the five-year vesting period. The last change made was to include additional retirement programs not previously within the scope of the Supplementary Pension Plan vested benefit calculation.

     Mr. Wilson’s employment agreement was amended for three items. The first item was to include a new subsection covering the calculation and payment of severance. The second item was to provide that any payments to be made to him under the agreement upon his termination of employment would be delayed to the extent necessary to comply with the requirements of section 409A. Any payments so delayed will be made to Mr. Wilson in a lump sum, with interest, as soon as permissible under section 409A. The third item was added to address tax considerations with respect to section 4999 of the Internal Revenue Code.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

See the Exhibit Index on the page following the signature page of this report.

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     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pall Corporation

	/s/	LISA MCDERMOTT
September 2, 2005		Lisa McDermott
Vice President – Finance
Chief Accounting Officer

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INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Pall Corporation Supplementary Pension Plan, as amended effective August 29, 2005.

10.2	Amendment to Employment Agreement dated May 1, 2003, between the Registrant and Marcus Wilson.